FOR IMMEDIATE RELEASE
Walmart Announces John Furner as President and Chief Executive Officer

BENTONVILLE, Ark., November 14, 2025 – Walmart Inc. (NYSE: WMT) today announced that its Board of Directors has elected John Furner, 51, to succeed Doug McMillon, 59, as President and Chief Executive Officer of Walmart Inc., effective February 1, 2026. Furner was also elected to the company’s Board of directors, effective immediately. McMillon will retire on January 31, 2026, but remain on the Board of Directors until the next annual shareholders’ meeting and help ensure a smooth transition.
“John Furner is the right leader to guide Walmart into our next chapter of growth and transformation,” said Greg Penner, Chairman of Walmart Inc. “After starting as an hourly associate and being with us for over 30 years in a variety of leadership roles across all three of our operating segments, John understands every dimension of our business – from the sales floor to global strategy. He has proven that he can deliver results while living our values. John’s six-year leadership of our Walmart U.S. business during a time of rapid change, marked by digital acceleration and strong associate engagement, has positioned us for continued success.”
On behalf of the Board, I want to thank Doug McMillon for his extraordinary leadership and incredible impact he has had on our company. Our family and Board have stated many times that Doug was uniquely qualified to be CEO at the necessary time for Walmart. Over more than a decade as CEO, Doug led a comprehensive transformation by investing in our associates, advancing our digital and eCommerce capabilities, and modernizing our supply chain, resulting in sustained, robust financial performance. He leaves Walmart stronger, more innovative, and better aligned with our purpose to help people save money and live better.”
McMillon said, “Serving as Walmart’s CEO has been a great honor and I’m thankful to our Board and the Walton family for the opportunity. I’m incredibly proud of what our associates accomplished and deeply grateful for their commitment to our customers, to each other and to the communities we serve. Thank you, everyone! I’ve worked with John for more than 20 years. His love for our associates and this company runs deep. His curiosity and digital acumen combined with a deep commitment to our people and culture will enable him to take us to the next level. He’s uniquely capable of leading the company through this next AI-driven transformation. He’s a merchant, an operator, an innovator and a builder. I know that our future is bright with his leadership.”
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Furner said, “I am deeply honored by the trust the Board and family have placed in me to lead Walmart, a company that has shaped my life and so many others. I’m grateful to Doug for his leadership and mentorship and the foundation that is built for our future. As we enter a new retail era fueled by innovation and AI, our purpose and our people will continue to guide us. Together, we’ll find new ways to serve customers, support our associates, and strengthen the communities we call home.”
Furner has served as President and CEO of Walmart U.S. since 2019, overseeing the company’s largest operating segment and its more than 4,600 stores. He began his Walmart career as an hourly associate in 1993 and has held leadership roles across merchandising, operations and sourcing. He has lived and worked in multiple countries and served as President and CEO of Sam’s Club U.S. Known for his collaborative leadership style, Furner has championed associate development, digital innovation, and operational excellence throughout his tenure.
As the company has done with previous CEO transitions, McMillon will stay on the Board until June, in addition to staying on as an advisor to Furner through FY2027. The company plans to make an announcement on Furner’s successor as CEO of Walmart US before the end of FY2026.
About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better — anytime and anywhere — in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

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1 Customer Drive, Bentonville, Arkansas 72716